                                                                    EXHIBIT 10.3
                                                                    ------------

 CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.
                     ASTERISKS (*) DENOTE SUCH OMISSIONS.

                  ADDENDUM TO PURCHASE AND LICENSE AGREEMENT
                  ------------------------------------------


     THIS ADDENDUM (THE "ADDENDUM") is made effective as of the date written below by and between SYCAMORE NETWORKS, INC. ("SYCAMORE"), a Delaware corporation having a principal place of business at 10 Elizabeth Drive, Chelmsford, MA 01824, and WILLIAMS COMMUNICATIONS, INC. ("WILLIAMS") a Delaware corporation having a principal place of business at One Williams Center, Tulsa, OK 74172. This Addendum modifies the Purchase and License Agreement by and between Sycamore and Williams dated March 5, 1999 (THE "AGREEMENT"). Except as specifically hereinafter modified by this Addendum, the terms and conditions of the Agreement shall continue in full force and effect. In the event of a conflict, this Addendum shall control over the Agreement. Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Agreement.

1. Exhibits A and B to the Agreement are deleted in their entirety and replaced with the revised Exhibit A which is attached hereto and incorporated by reference.

2. Section 1 of the Agreement shall be amended to extend the Term of the Agreement to 4 (four) years from the date of this Addendum, after which it shall renew automatically for successive twelve (12) month additional terms, unless otherwise terminated pursuant to the terms thereof. In the event of any automatic renewal, the purchase commitment contained in Exhibit A, as amended, shall not be renewed or applicable to Williams.

3. The last sentence of Section 2.1 of the Agreement shall be deleted in its entirety and replaced with the following: "The parties hereby agree that additional terms and conditions of the Williams purchase of Sycamore's Products (including pricing and discounts) shall be those set forth in Exhibit A, as amended."

4. Section 3.3 of the Agreement shall be deleted in its entirety and replaced with the following: "Sycamore shall use reasonable efforts to ship the Products on the shipment date reasonably requested in Williams' purchase order. Sycamore shall not be liable for any loss, expense or damage incurred by Williams if Sycamore fails to meet the shipment date requested in Williams' purchase order. Sycamore reserves the right to allocate shipment of Products among its purchasers and to make partial shipments. Notwithstanding the foregoing, partial shipments shall only be made with previous written approval by Williams. Sycamore shall not submit an invoice for a partial shipment unless such partial shipment has been approved by Williams in writing. Sycamore shall be obligated to ship Products hereunder no later than: (i) (**) past the date of Sycamore's acceptance of the purchase order for such Product and (ii)(**) past the date of Sycamore's
                                     ---
     acknowledgment of the related EWR (defined in Exhibit A, as amended) (such date being no sooner that (**) past the date of Sycamore's acknowledgment of the related EWR) or such other date as the parties agree upon in writing (the "Shipment Date"). If shipment is delayed more than (**) past the Shipment Date due to Sycamore's delay only, Williams may cancel the order upon prior written notice to Sycamore. For the purposes of computing the Purchase Hurdle Amount (defined in Exhibit A), shipments cancelled pursuant to the previous sentence of this sub-paragraph 3.3, shall be deemed to have shipped. (**) If Williams purchase order(s) exceed(s) its corresponding EWR by greater than (**) in Product quantity, order dollar amount or Product type including specifications (the "EWR Plus (**)") and Sycamore accepts the purchase order, then Sycamore will be required to meet the Shipment Date as set forth above for the Products ordered which are within the related EWR Plus (**). Notwithstanding the preceding sentence, Sycamore shall be obligated to ship all Products in excess of the related EWR Plus (**) (the "Excess Products") within (**) of Sycamore's acceptance of the purchase order(s) for the Excess Products which shall be considered the Shipment Date for the Excess Products."

5. The Agreement, and all terms and conditions contained therein, shall continue in full force and effect, as amended hereby.

IN WITNESS WHEREOF, the parties have caused this Addendum to be executed in duplicate by their duly authorized representatives as of the effective date written below.


SYCAMORE NETWORKS, INC.                         WILLIAMS COMMUNICATIONS, INC.


By: /s/ Ryker Young                             By: /s/ Joseph C. Turcotte
    ---------------                                 ----------------------

Name:  Ryker Young                              Name:  Joseph C. Turcotte

Title: Vice President                           Title: Chief Operations Officer

Date:  November 21, 1999                        Date:  November 21, 1999

                                   EXHIBIT A


                        ADDITIONAL TERMS AND CONDITIONS
                        -------------------------------


1) PURCHASE COMMITMENT - Williams agrees to a minimum purchase commitment of 400 million dollars, net invoice value (which invoice value shall reflect list price minus any discounts to which Williams is then entitled) of Sycamore Products, over the 48 month period following the execution of this Addendum. Williams liability for failure to make this purchase commitment shall be as set forth in Section 7 below and Williams shall have no other liability for failure to make this purchase commitment. Nothing in this Addendum shall be construed to be a 'take or pay' obligation.

2) ROLLING FORECAST - Beginning (**) and on at least a quarterly basis, Williams shall deliver to Sycamore a rolling forecast of all of Williams' anticipated Sycamore Product orders for the next (**) (the "Forecast"). Each Forecast shall contain reasonable detail regarding such Product orders, including, but not limited to, general Product specifications and the 'wavelength plan' for the Products forecasted. The Forecast may be in Microsoft Excel format for ease of use. The Forecast shall be prepared by Williams using good faith.

3) ENGINEERING WORK REQUESTS - Williams shall submit to Sycamore when available the final Williams 'Engineering Work Requests' which are generated by the Engineering Planning department of Williams and submitted to the Transmission Engineering department of Williams (the "EWRs"). In reliance on the EWRs, Sycamore may commence manufacturing of the Sycamore Products described in the EWRs. Williams agrees to submit purchase orders for the Sycamore Products contained within the respective EWRs within (**) of the date each EWR is submitted to and accepted by Sycamore. Sycamore agrees to accept such purchase orders that do not deviate more than (**) in product quantity, order dollar amount or product type (including specifications) from the related EWR. Sycamore shall accept such purchase orders in accordance with Section 2.3 of the Agreement. Sycamore shall acknowledge and accept each EWR in writing, which writing shall include the date of Sycamore's acceptance.

4) TRAINING - Sycamore shall provide, at no cost to Williams, (**) training credit for every (**) of Sycamore accepted purchase orders issued by Williams. A single training credit shall entitle one person to attend one product training class at Sycamore's Chelmsford facility. This training benefit shall be in addition to those other options available to Williams contained in Exhibit F of the Agreement.

5) JOINT MARKETING - Sycamore and Williams shall engage in mutually agreed upon joint marketing activities during the term of the Agreement. The parties shall initially target joint marketing spending of an amount not to exceed (**) per year per party (with no carry-forward) toward mutually agreed upon joint marketing efforts. If, ten months after the execution of the Addendum, Williams has not achieved its Purchase Hurdle Amount, the targeted amount referred to in the previous sentence shall be eliminated until such time as Williams is entitled to the additional provisions of 7(a) through 7(c) of
    Section 7, below.

6) QUALITY ASSURANCE - Sycamore is scheduled to have an ISO 9001 registered quality system by the end of calendar year 2000. In addition to product quality, this quality system will monitor product development, product verification and support after installation. The quality system will track (on a quarterly basis) released product measurements such as: (i) Out of Box Acceptance; (ii) On Time Deliveries vs. Customer Request Date; and
    (iii) Demonstrated Mean Time Between Failures ("MTBF") vs. Calculated MTBF. Each product measurement will be managed against quarterly objectives relating to such measurements. Performance levels below quarterly objectives will require an automatic review by Sycamore management and Williams management. Further, Sycamore will have an online call handling and bug reporting system by the end of calendar year 1999. Williams will be given the ability to report problems and track resolution through its online account.

7) ADDITIONAL TERMS AND CONDITIONS - For so long as Williams issues and Sycamore accepts purchase orders in accordance with this Addendum for at least (**) dollars, net invoice value, of Sycamore Products during each of the first (**) period following the execution of this Addendum, (the "Purchase Hurdle Amount") the additional provisions 7(a) through 7(c) of this Section 7 shall apply. The Purchase Hurdle Amount shall be appropriately adjusted to reflect any cancellations or permissible returns as set forth in the Agreement and the Addendum. Should Williams fail to achieve the Purchase Hurdle Amount during any such period, the additional provisions 7(a) through 7(c) of this Section 7 shall not apply and Williams shall be entitled only to a (**) Product discount (on Sycamore's then-current end-user pricing) until such time as Williams issues purchase orders totaling the difference between (A) the Purchase Hurdle Amount and (B) the amount actually ordered by Williams. By way of example, if during the first purchase hurdle period Williams issues, and Sycamore accepts, purchase orders totaling (**) dollars, then the applicable discount on subsequent purchase orders shall be reset to (**) during the second purchase hurdle period until such time as Williams' issues, and Sycamore accepts, purchase orders totaling (**) dollars. After such purchase orders have been accepted, the additional provision 7(a) through 7(c) of this Section 7 shall apply during the remaining term of the second purchase hurdle period and the measurement of the Purchase Hurdle Amount for such period shall commence. If Williams purchases (**) dollars in the remaining term of the second hurdle period so that its total purchases for that period are (**) dollars, the additional provisions of 7(a) through 7(c) shall not apply to purchases made during the third hurdle period until such time as Williams issues and Sycamore accepts purchase orders totaling (**) dollars. After such purchase orders have been accepted, the additional provision 7(a) through 7(c) of this Section 7 shall apply for the remaining term of the third purchase hurdle period and the measurement of the Purchase Hurdle Amount for such period shall commence. If during the relevant period Williams issues, and Sycamore accepts, purchase orders totaling more than (**) dollars, net invoice value, of Sycamore Products, then the Purchase Hurdle Amount for the next (**) period shall be reduced by the dollar amount over (**) dollars so ordered and accepted. By way of example, if Williams were to issue, and Sycamore were to accept, purchase orders totaling (**) dollars, net invoice value, of Sycamore Products during the (**) period following the execution of this Addendum, then Williams shall be deemed to have achieved the Purchase Hurdle Amount for such period and for each of the next (**) periods and the additional provisions of 7(a) through 7(c) would apply during the entire four year term.

A)   (**).

B) INITIAL SOFTWARE COSTS - Sycamore agrees that total Sycamore software costs to Williams relating to Sycamore Products purchased over the term of the amended Agreement will be no more than (**) of total costs of all Sycamore Products purchased. No other discount shall apply to Sycamore software.

C) DISCOUNTS/LIST PRICE REDUCTIONS - Sycamore grants Williams a Product discount of (**) from current end-user list price and agrees to extend to Williams a Product discount of (**) from the then-current end-user list price and a Product discount of (**) from any list price made available to Williams pursuant to this Section 7(c). Williams shall use its best efforts to make prompt payment (**) for all purchases. Further discounts shall be as follows:

     i) With regard to the current generation of Sycamore Products ("Gen1 Products"), Sycamore shall reduce (**) from the Gen1 Products list price on each of (**) and (**).

     ii) Upon commercial availability of Sycamore's next generation Products of like functionality ("Gen2 Products"), the list price available to Williams of the Gen2 Products shall be equal to (i) the Gen1 Product list price as of the date of the execution of this Addendum, less (ii)
                                                                       ----
          a reduction of (**). Sycamore shall further reduce the list price available to Williams of the Gen2 Products by (**) on each of (**) and (**). Prices shall be expressed per (**).

     iii) Following the introduction of the Gen2 Products and upon commercial availability of Sycamore's next generation Products of like functionality ("Gen3 Products"), the list price available to Williams of the Gen3 Products shall be equal to (i) the Gen2 Product list price made available to Williams as of the date the Gen2 Products became commercially available, less (ii) a reduction of (**). Sycamore shall
                                  ----
          further reduce the list price available to Williams of the Gen3 Products by (**) on each of (**) and (**). Prices shall be expressed per (**).

     iv) With regard to the introduction of next generation (**), on (**) the list price available to Williams of such next generation (**) shall be equal to (i) the list price of current (**) as of the date the Addendum is executed, less (ii) a reduction of (**). On (**), Sycamore
                                ----
          shall further reduce the list price available to Williams of the next generation (**) by (**). Prices shall be expressed per (**).